Exhibit 11

CODE OF ETHICS

Code of Ethics of Sumitomo Mitsui Financial Group, Inc.

(English Translation)

Excerpts from Principles of Action on Compliance and Risk—3. 20 Guiding Principles and 60 Principles of Action—(3) Maintenance of Sound Management—Fifth Guiding Principle

(i) We will protect the Group’s assets and reputation by coping with situations where interests of the Group and of the directors, officers or other employees of the Group are in conflict (or situations that is seriously concerned to be in conflict of interest), with a manner of integrity and justice.

Excerpts from Principles of Action on Compliance and Risk—3. 20 Guiding Principles and 60 Principles of Action—(3) Maintenance of Sound Management—Third Guiding Principle

(i) We will implement timely and reasonable disclosure of accurate information pursuant to laws and regulations. We will disclose fair, accurate, necessary and sufficient information, through reporting documents submitted to supervisory authority, in a timely and an easy to understand manner.

Excerpts from Policies on Compliance Management—6. Control Process—(1) Duties of Officers and Other Employees

(i) It is the responsibility of all officers and employees to comply with laws, regulations, social rules, and SMBC Group’s internal rules and at the same time select the most appropriate action, in accordance with the Principles of Action, in order to realize the business mission of SMBC Group.

Excerpts from Policies on Compliance Management—6. Control Process—(8) Handling and Responsibility on Occurrence of Problems

(ii) When officers and employees find any violation or possible violation of laws, regulations, social rules, and SMBC Group’s internal rules, they shall promptly report to Compliance Officers, General Managers, or the General Affairs Department, or promptly call the “SMBC Group Alarm Line.”

Excerpts from Policies on Compliance Management—6. Control Process—(8) Handling and Responsibility on Occurrence of Problems

(iv) A Compliance Officer may be censured if he or she is considered to be negligent in performing his or her duties as Compliance Officer. An officer or other employee shall also be censured if he or she is aware of a violation of laws, regulations, social rules, and SMBC Group’s internal rule and does not report such violation.